SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2002

Borland Software Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-16096	94-2895440

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Enterprise Way, Scotts Valley, California 95066-3249

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (831) 431-1000

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

            As previously reported, in connection with Rule 10b5-1 of the Securities Exchange Act of 1934, Borland Software Corporation (“Borland”) has modified its policy with regard to trading in its shares by directors and certain employees in order to permit its directors and executive officers to enter into written sales plans or arrangements for trading in Borland’s securities under such Rule.

            In accordance with the authorization, the following executive officers have, established sales plans: Doug Barre, Chief Operating Officer, Keith E. Gottfried, Senior Vice President–Law & Corporate Affairs, General Counsel and Corporate Secretary and Edward Shelton, Senior Vice President–Business Development and Chief Strategy Officer. Summaries of the terms of the sales plans are set forth below.

            Pursuant to Mr. Barre’s Rule 10b5-1 sales plan, he has instructed his broker to sell up to a maximum of 60,000 shares of Borland’s common stock, in accordance with his sales plan, for the following sales periods: May 8, 2002 to May 21, 2002; August 7, 2002 to August 20, 2002; and November 6, 2002 to November 19, 2002. Under Mr. Barre’s sales plan, certain specified amounts of shares will be sold on a daily basis subject to the trading price of Borland’s common stock.

            Pursuant to Mr. Gottfried’s Rule 10b5-1 sales plan, he has instructed his broker to sell up to a maximum of 30,000 shares of Borland’s common stock, in accordance with his sales plan, for the sales period of May 8, 2002 to May 21, 2002. Under Mr. Gottfried’s sales plan, certain specified amounts of shares will be sold on a daily basis subject to the trading price of Borland’s common stock.

            Pursuant to Mr. Shelton’s Rule 10b5-1 sales plan, he has instructed his broker to sell up to a maximum of 30,000 shares of Borland’s common stock, in accordance with his sales plan, for the sales period of May 8, 2002 to May 21, 2002. Under Mr. Shelton’s sales plan, certain specified amounts of shares will be sold on a daily basis subject to the trading price of Borland’s common stock.

Borland anticipates that, as permitted by Rule 10b5-1 and Borland’s insider trading policy, other executive officers and/or directors may establish written sales plans in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORLAND SOFTWARE CORPORATION

By: /s/ KEITH E. GOTTFRIED

Name: Keith E. Gottfried
Title: Senior Vice President–Law & Corporate Affairs, General Counsel and Corporate Secretary

Date: March 15, 2002